Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Barnwell Industries, Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and prospectus of our report dated December 16, 2020, relating to the consolidated financial statements of Barnwell Industries, Inc. appearing in Barnwell Industries, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2020. Our report on the consolidated financial statements contains an explanatory paragraph regarding Barnwell Industries, Inc.’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement and prospectus.

/S/ WEAVER AND TIDWELL, L.L.P.
Dallas, Texas
March 15, 2021